Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2010 Financial Results

CHICAGO (November 2, 2010) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its third quarter ended September 30, 2010.

Consolidated net revenue of $126.1 million increased 21.8 percent from $103.5 million in the 2009 third quarter, or approximately 22 percent on a constant currency basis. Net revenue increased 30.7 percent in the Americas, declined 11.6 percent in Europe (approximately 5 percent on a constant currency basis), and increased 50.3 percent in the Asia Pacific region (approximately 45 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 32.7 percent to $9.9 million and represented 7.8 percent of consolidated net revenue in the quarter.

Operating income in the quarter was $4.4 million and the operating margin (measured as a percentage of net revenue) was 3.5 percent, compared to operating income of $6.7 million and operating margin of 6.5 percent in the 2009 third quarter. Excluding restructuring charges of $0.9 million in the 2010 third quarter, which management believes more appropriately reflects core operations, operating income was $5.3 million and operating margin was 4.2 percent.

The number of consultants (executive search and leadership consulting) at September 30, 2010 was 343, compared to 365 at September 30, 2009, and 343 at June 30, 2010. Productivity, as measured by annualized net revenue per consultant, increased to $1.5 million from $1.1 million in the 2009 third quarter. The number of executive search confirmations in the quarter increased 3.5 percent compared to the 2009 third quarter, but decreased 5.9 percent compared to the 2010 second quarter. The average revenue per executive search improved to $114,200 from $97,300 in the 2009 third quarter.

Commenting on the third quarter results, Chief Executive Officer L. Kevin Kelly said, “Strong year-over-year revenue growth was driven by the Financial Services, Industrial, and Global Technology & Services practices, and our Leadership Consulting Services. The Americas and Asia Pacific regions performed well, but in Europe we are fighting a slow economic recovery coupled with a disproportionate number of consultant departures. Recruiting has been strong, especially in Europe where we have numerically offset the departures, but it will take some time for the new hires to come up to speed. Improving our business in Europe will be a primary focus of the management team in the coming months. Overall, I am pleased with the improvements achieved in our key business metrics and with the progress we have made towards becoming a Leadership Advisory firm.”

Consolidated salaries and employee benefits increased 29.5 percent to $88.3 million, from $68.2 million in the comparable quarter of 2009. The increase largely reflects higher bonus accruals associated with the increase in net revenue. Salaries and employee benefits were 70.0 percent of net revenue for the quarter, compared to 65.9 percent in the 2009 third quarter.

Consolidated general and administrative expenses increased 13.6 percent to $32.5 million from $28.6 million in the 2009 third quarter. The increase reflects investments in a number of initiatives that the company believes will yield cost savings and increased productivity in the future, such as training and development programs and the development of a new and significantly enhanced search system. Some of the year-over-year increase was offset by a decline in professional fees related to Project Velocity (a process improvement project aimed at increasing operational effectiveness and efficiency which is nearing completion), and a decline in real estate expense. As a percentage of net revenue, consolidated general and administrative expenses were 25.8 percent, compared to 27.6 percent in the 2009 third quarter.

Net income was $1.2 million and diluted earnings per share were $0.07, based upon an effective tax rate in the quarter of 77.5 percent. The higher than expected tax rate in the third quarter reflects a cumulative adjustment for a change in the methodology for calculating the effective quarterly tax rate. The methodology for calculating the annual effective tax rate is unchanged. Previously the impact from projected annual losses that could not be benefited was spread ratably to each quarter throughout the year. The company is now taking the impact for the unbenefited losses in the quarter in which the loss is incurred. In the 2009 third quarter, net income was $4.4 million and diluted earnings per share were $0.25, which reflected an effective tax rate of 39.2 percent.

Net cash generated by operating activities in the quarter was $31.4 million, compared to net cash generated of $12.1 million in the 2009 third quarter. Cash and cash equivalents at September 30, 2010 were $122.8 million, compared to $75.3 million at September 30, 2009, and $92.6 million at June 30, 2010.

Regional Review

$ in millions	3Q 10	3Q 09	Change	2Q 10	Change
Americas
Net revenue	$66.6	$50.9	$15.7	$65.1	$1.5
Operating income	$11.9	$8.6	$3.3	$13.8	$(2.0)
Consultants	155	172	(17)	160	(5)

Europe
Net revenue	$27.9	$31.5	$(3.6)	$31.7	$(3.9)
Operating income (loss)	$(1.4)	$2.1	$(3.5)	$0.5	$(1.9)
Consultants	113	115	(2)	110	3

Asia Pacific
Net revenue	$31.7	$21.1	$10.6	$29.3	$2.4
Operating income	$7.8	$4.3	$3.5	$7.1	$0.8
Consultants	75	78	(3)	73	2

Global Operations Support	$(13.0)	$(8.3)	$(4.7)	$(14.1)	$1.2
Restructuring charges	$(0.9)	$—	$(0.9)	$(0.7)	$(0.2)
Other operating income	$—	$—	$—	$1.1	$(1.1)

Total operating income (loss)	$4.4	$6.7	$(2.3)	$7.6	$(3.2)

Totals and subtotals may not equal the sum of individual line items due to rounding.

The Americas reported a 30.7 percent year-over-year increase in third quarter net revenue driven by strong growth in the Financial Services, Industrial, and Global Technology & Services practices, as well as in Leadership Consulting Services. Third quarter operating income increased 38.4 percent year over year generally reflecting improved productivity in this region. Compared to the 2010 second quarter, net revenue increased 2.4 percent.

Europe’s third quarter net revenue decreased 11.6 percent year over year (approximately 5 percent on a constant currency basis) as a result of declines in the Consumer Markets, Life Sciences, and Industrial practices, and in Leadership Consulting Services. The decline in revenue and operating income largely reflects the departure of 29 consultants, most in the second quarter. Although 27 consultants have started since January 1, it typically takes 12 to 18 months for new hires to become fully productive. Compared to the 2010 second quarter, net revenue declined 12.2 percent.

The Asia Pacific region reported a 50.3 percent year-over-year increase in third quarter net revenue (approximately 45 percent on a constant currency basis). Every industry practice contributed to the strong growth. The significant year-over-year improvement in operating income reflects leverage on the increase in net revenue. Compared to the 2010 second quarter, net revenue increased 8.1 percent.

Expenses related to Global Operations Support of $13.0 million in the third quarter increased from $8.3 million in the 2009 third quarter. The increase reflects the restoration of salaries and employee benefits that were eliminated in 2009, severance, search and corporate support previously provided primarily through the Americas region, professional services fees, and a year-over-year increase in training and development programs.

Nine Months Results

For the nine months ended September 30, 2010, consolidated net revenue of $365.9 million increased 28.0 percent from $285.8 million in the first nine months of 2009, or approximately 26 percent on a constant currency basis. The number of executive searches confirmed in the first nine months of 2010 increased 18.7 percent compared to the first nine months of 2009. Operating income for the first nine months was $8.2 million and the operating margin was 2.2 percent. This compares to an operating loss of $37.2 million for the first nine months of 2009 (which included $25.4 million of restructuring and impairment charges). Net income for the first nine months of 2010 was $2.3 million and diluted earnings per share were $0.13, reflecting an effective tax rate of 67.5 percent. The reported net loss for the first nine months of 2009 was $30.3 million and the net loss per share was $1.80, reflecting an effective tax benefit rate of 24.8 percent.

2010 Outlook

The company expects that 2010 fourth quarter net revenue will be between $120 million and $128 million, resulting in 2010 net revenue of between $486 million and $494 million, or year-over-year growth of between 23 percent and 25 percent. The company is currently forecasting 2010 fourth quarter operating margin of between 8 and 11 percent, resulting in 2010 operating margin of between 3 and 5 percent. Net income and earnings per share in 2010 are expected to reflect a full-year effective tax rate of between 48 percent and 55 percent, but will be impacted by country-level results and by any discrete items that require immediate recognition in the fourth quarter.

Kelly added, “We have made a number of investments over the last year to improve the company’s efficiency, enhance our search and consulting capabilities, and to recruit and retain consultants in a highly competitive environment. We are confident that over the next several quarters, assuming market conditions continue to improve, our shareholders will realize the benefits of these initiatives as well as of the many improvements we have made to our cost structure. We remain focused on becoming a leadership advisory firm, helping our clients build better leadership teams.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the third quarter 2010 results today, November 2, at 9:00 am Central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: operating income (loss), net income (loss), and net income (loss) per share (i.e., EPS) to the extent presented as “excluding restructuring and impairment charges.” These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer: +1 312 496 1810 or wtaylornations@heidrick.com